UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): April 30, 2010

SECURUS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124962	20-0673095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14651 DALLAS PARKWAY, SUITE 600
DALLAS, TEXAS 75254-8815
(Address of principal executive offices) (Zip Code)

(Registrant's telephone number, including area code): (972) 277-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
    On April 30, 2010, Securus Technologies, Inc. (the “Company”), its newly-formed parent Securus Holdings, Inc., and its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with Jefferies Finance LLC (“Jefferies”) and various other lenders, with Jefferies as a lender, lead arranger, book manager and administrative and collateral agent.

    Under the Credit Agreement, the lenders provided the Company with a $185 million senior secured credit facility and a $35 million revolving credit facility (collectively, the “Loans”).

    The Company used proceeds from the Loans to refinance its existing $194 million 11.0% Second Priority Senior Secured Notes due September 2011 (the “Public Notes”), the Company’s existing revolver facility, and  approximately $97.6 million of the Company’s 17.0% Senior Subordinated Pay-in-Kind Notes due September 2014.  The Company is redeeming $95.2 million of the Public Notes for approximately $100.4 million, including accrued interest and call premiums, effective June 1, 2010, with the balance of the Public Notes being exchanged for approximately $51.6 million of the Company’s new Senior Subordinated Second Lien Notes and $50.0 million of the new senior secured pay-in-kind toggle notes issued by Securus Holdings, Inc.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained above under Item 1.01 are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURUS TECHNOLOGIES, INC.

May 5, 2010	/s/ William D. Markert
William D. Markert Chief Financial Officer